EXHIBIT 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form S-8 Registration Statement No. 333-91511, 333-120856, 333-120857 and 333-130740 of Republic Bancorp, Inc., of our reports dated February 3, 2006 except for Footnote 22 which was February 27, 2006, with respect to the consolidated financial statements of Republic Bancorp, Inc. and management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting, which reports appear in this Annual Report on Form 10-K of Republic Bancorp, Inc. for the year ended December 31, 2005.

/s/ Crowe Chizek and Company LLC

Louisville, Kentucky
March 14, 2006